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                                                                  EXHIBIT 11
                                                                     PAGE 1 OF 1

                           NATIONAL RECORD MART, INC.
                CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
                  FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED
                    DECEMBER 23, 2000 AND DECEMBER 25, 1999

NET INCOME (LOSS) PER COMMON SHARE

The computation of weighted average common shares and equivalents outstanding for the periods presented is as follows:

                                               Thirteen Weeks Ended                  Thirty-nine Weeks Ended
                                          ------------------------------        --------------------------------
                                          December 23,      December 25,        December 23,        December 25,
                                              2000              1999                2000                1999
                                          ------------      ------------        -------------       ------------
Weighted average common                     5,051,667          5,048,167           5,051,667          5,048,372
   shares outstanding

Common Stock Equivalents
   which are dilutive                         200,000            473,800                   *                  *

Treasury stock assumed to
  be repurchased using
  proceeds from options and
  warrants                                     (6,308)          (185,313)                  *                  *
                                           ----------         ----------         -----------         ----------
Weighted average common
   shares and equivalents
   outstanding                              5,245,359          5,336,654           5,051,667          5,048,372
                                           ----------         ----------         -----------         ----------

Net income (loss)                          $  602,571         $2,653,631         $(8,494,080)        $  693,746
                                           ==========         ==========         ===========         ==========

Basic net income (loss) per share               $0.12              $0.53              $(1.68)            $(0.14)
                                           ==========         ==========         ===========         ==========

Diluted net income (loss) per share             $0.11              $0.50              $(1.68)            $(0.14)
                                           ==========         ==========         ===========         ==========

* Shares not included in calculation, as the effect of such shares would be anti-dilutive


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